Exhibit 21



                         Subsidiaries of the Registrant


         New York Marine And General Insurance Company

         Gotham Insurance Company

         MMO UK, Ltd.

         MMO EU, Ltd.

         Mutual Marine Office, Inc.

         Pacific Mutual Marine Office, Inc.

         Mutual Marine Office of the Midwest, Inc.